Press Release Source: ShengdaTech Inc.

ShengdaTech Announces Delay in Planned Acquisition of Jinan Fertilizer and Closure of Bangsheng Chemical

-- Company reaffirms prior year 2008 revenue and net income guidance

•  Tuesday November 4, 2008, 1:00 pm EST

TAIAN CITY, China, Nov. 4 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate ("NPCC") and a manufacturer of coal-based chemical products in Shandong Province, PRC, today announced the Company will require additional time to close the acquisition of Jinan Fertilizer Co., Ltd., ("Jinan Fertilizer") and that the chemical facility in Tai'an City was closed as scheduled on October 31, 2008.

As previously disclosed, the Company is continuing its plan to acquire Jinan Fertilizer and consolidate its current Tai'an City coal-based chemical business into the Jinan operation. The acquisition process has encountered longer than expected delays in the government's completion of required procedural steps to finalize the acquisition. The Company believes that the closing, including all procedural steps and final negotiations, will be accomplished before the end of 2008.

Shandong Shengda Technology Co., Ltd ("Shengda Group"), an affiliate of the Company, has been managing the operations of Jinan Fertilizer since May of 2008 and has been negotiating to finalize the terms of the acquisition with the Jinan local government. Once complete, under a separate agreement, ShengdaTech will immediately start to purchase all Jinan Fertilizer operating assets from Shengda Group, which will conclude the acquisition process.

"Despite tremendous efforts over the past four months to ensure a smooth completion of the acquisition of Jinan Fertilizer, the government has encountered unexpected delays in completing all procedural steps required to finalize negotiation and approval for this transaction. Given the advanced stages of negotiations, we have decided that implementation of manufacturing back-up plans previously mentioned could, at this stage, result in additional delays in completing the acquisition and therefore not be in the best interests of the Company," said Mr. Xiangzhi Chen, President and CEO of ShengdaTech. "While this delay is a disappointment, it should be viewed as a relatively minor setback given the huge growth potential the acquisition presents to the Company. Therefore, we remain very optimistic and confident about our ownership of Jinan Fertilizer as it promises to strengthen our position in the coal-based chemical segment and signifies another major step in fulfilling the Company's long-term strategic plans for continued growth and profitability."

Confirms 2008 Business Outlook

ShengdaTech believes that even factoring in interruption in chemical sales of as much as two months, the Company continues to expect to meet its financial goals for 2008 due to strong performance of both the NPCC and the chemical segments through the first ten months of this year. Accordingly, the Company continues to expect 2008 revenues to meet or exceed prior guidance of $132 - $134 million and net income to be within the prior guidance of $33 - $35 million. This net income guidance includes the impact of additional interest expense related to the $115 million convertible notes issued in May and June of 2008, but excludes expenses related to the closure of the chemical facility in Tai'an City, and anticipated expenses related to the acquisition of Jinan Fertilizer. The Company currently estimates closing costs of the chemical facility in Tai'an City, including disposal of non-useable assets, to be approximately $3.0 - 3.5 million.

"While we will do everything we can to complete the transaction as soon as practical, we believe we are on track to meet our revenue and profit goals even if we do not close the acquisition of Jinan Fertilizer until the end of 2008," said Mr. Chen. "Given the continued strong demand for our NPCC products and the anticipated contribution of Jinan Fertilizer, we expect continued strong top and bottom-line performance in 2009 as we increase production of higher-margin chemical products and continue to expand our production capacity and leadership position in NPCC."

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. Its NPCC products are mainly exported to countries like South Korea, Singapore, Malaysia, Vietnam, etc. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com .

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition and relocate its coal based chemical operations, unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

For more information, please contact:

Crocker Coulson, President
CCG Investor Relations
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com